UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING
      (Check One) [_] Form 10-K [_] Form 20-F [_] Form 11-K [X] Form 10-Q
                                 [_] Form N-SAR

                        For Period Ended June 25, 2004

            [_] Transition Report on Form 10-K
            [_] Transition Report on Form 20-F
            [_] Transition Report on Form 11-K
            [_] Transition Report on Form 10-Q
            [_] Transition Report on
            Form N-SAR For the Transition Period Ended: _________________

     READ ATTACHED INSTRUCTIONS BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

      Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I  -  REGISTRANT INFORMATION:

NEW DRAGON ASIA CORP.
Full Name of Registrant

ROOM 1304, 13th Floor, Wing On Centre
111 Connaught Road Central,
Sheung Wan, Hong Kong
Address of principal executive offices:

HONG KONG, 33301
City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box).

[X]         (a)   The reasons described in reasonable detail in Part III of
                  this form could not be eliminated without unreasonable effort or expense;

[X]         (b)   The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_]         (c)   The accountant's statement or other exhibit required by
                  Rule 12b-25(b) has been attached if applicable.

PART III  -  NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed).

The Company's principal operations are located in the People's Republic of China. Accordingly, the completion of the financial statements has been delayed for a short time.

PART IV  - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Willie Lai        (852)           2815-9892
            (Name)            (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed?

            [X] Yes           [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

            If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:




                             NEW DRAGON ASIA CORP.
            ---------------------------------------------------------------
                   Name of Registrant as Specified in Charter

         Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 9, 2004          By: /s/ Willie Lai
                                  --------------------------------------
                                   Willie Lai, General Manager

                                       2